Exhibit 99.1

           LOGILITY REPORTS FIRST QUARTER OF FISCAL YEAR 2007 RESULTS

      OPERATING EARNINGS INCREASE 63% DRIVEN BY 36% GROWTH IN LICENSE FEES

    ATLANTA, Sept. 7 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the first quarter of fiscal year 2007.
    Key first quarter financial highlights include:

     - Software license fees for the quarter ended July 31, 2006 were $3.3 million, an increase of 36% over the first quarter of fiscal 2006;

     - Services and other revenues for the quarter ended July 31, 2006 were $1.4 million, a decrease of 2% over the first quarter of fiscal 2006;

     - Maintenance revenues for the quarter ended July 31, 2006 were $4.9 million, an increase of 21% over the first quarter of fiscal 2006;

     - Total revenues for the quarter ended July 31, 2006 were $9.6 million, an increase of 21% over the first quarter of fiscal 2006; and

     - Operating earnings for the quarter ended July 31, 2006 were $1.2 million, an increase of 63% compared to operating earnings of $759,000 for the first quarter of fiscal 2006.

     - Pretax earnings for the quarter ended July 31, 2006 were $1.6 million, an increase of 75% compared to pretax earnings of $902,000 for the first quarter of fiscal 2006.

    GAAP net earnings were $923,000 or $0.07 earnings per fully diluted share for the first quarter of fiscal 2007 compared to net earnings of $869,000 or $0.07 earnings per fully diluted share for the first quarter of fiscal 2006. The quarter ended July 31, 2006 net earnings were impacted by an effective tax rate of 41.5% compared to 4.0% for the quarter ended July 31, 2005. Adjusted net earnings, which exclude acquisition related intangible costs and stock option compensation expense for the quarter ended July 31, 2006, were $1.1 million or $0.08 earnings per fully diluted share, compared to adjusted net earnings of $956,000 or $0.07 earnings per fully diluted share for the same period last year.

    The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

    The overall financial condition of the Company remains strong, with cash and investments of approximately $28.5 million as of July 31, 2006. This is approximately a $1.6 million sequential increase in cash and investment compared to April 30, 2006.

    "We have achieved a solid start to fiscal year 2007 and are pleased with Logility's strong performance during the first quarter," said J. Michael Edenfield, Logility president and chief executive officer. "License fees increased 36% compared to the same period last year and we signed a record 33 new customers, with strong performance from both our direct and indirect sales channels."

    "Globalization remains a pressing business driver that is compelling companies to invest in new business processes and software solutions that increase supply chain visibility, synchronize product availability, improve productivity and increase on-time delivery performance," continued Edenfield. "Logility has long been recognized for its industry leading supply chain solutions. And, we firmly believe both our Logility Voyager Solutions and Demand Solutions brands offer proven solutions for our current and future customers to optimize and streamline their global supply chain operations while reducing inventory and improving customer service."

    Highlights for the first fiscal quarter of fiscal 2007 include:

    Customers

     - Notable new and existing customers placing orders with Logility in the first quarter include: 3M Central and Eastern Europe, American Air Filter International, Ceres Fruit Juices, Furniture Brands International, Heineken USA, Horizon Hobby, Jarden Consumer Products, Nisbets PLC, Oneida Ltd., Snyders of Hanover, Tyco Healthcare Singapore, and The Bon Ton Stores.

     - During the quarter, software license agreements were signed with customers located in 12 countries including: Australia, Canada, France, Germany, Hungary, India, New Zealand, Singapore, South Africa, the United Kingdom, the United States and Vietnam.

     - Logility continued its thought leadership initiative during a recent Supply Chain Power Hour: "Keeping Your Cool: Simplifying Service Parts Management." The webcast featured speakers from AMR Research, Rheem Manufacturing Company and Logility.

    Products and Technology

     - Logility was ranked in the Visionary Quadrant of Gartner's 2006 Magic Quadrant for Supply Chain Planning in Distribution-Intensive Industries as well as the 2006 Magic Quadrant for Supply Chain Planning in Process Manufacturing Industries. Logility's strength in supply chain planning functionality for process-centric and distribution-intensive manufacturing combined with strong vision and proven ability to execute contributed to Gartner's assessment of Logility in both quadrants.

     - Demand Management, a wholly owned subsidiary of Logility, Inc., and SoftBrands, Inc., a worldwide leader in enterprise software for manufacturers, announced a partnership to provide end-to-end ERP and SCM solutions for mid-market manufacturers. The combined solution offers unprecedented opportunities for small and mid-sized manufacturers to become more competitive through improved efficiencies to automate Vendor Managed Inventory, CPFR and Sales & Operations Planning.

     - Demand Management, Logility's wholly-owned subsidiary, received the SAP Business One(R) integration certification for forecasting and demand planning, further establishing its Demand Solutions(R) software suite as a globally available, fully integrated solution for SAP solutions- based environments. The integration certification offers a built-in integration layer between SAP Business One solutions and Demand Solutions to ensure that information shared between the two systems is accurate and consistent, saving organizations substantial time, money and resources.

     - J. Michael Edenfield, president and CEO of Logility, was named to START-IT magazine's CEO Visionaries list. The fourth annual top-ten list recognizes CEOs that are helping manufacturing companies prosper.

     - Logility was named a 2006 Top 100 Logistics IT Provider by Inbound Logistics magazine for the ninth time. The selection process included comparison of more than 300 logistics IT providers and their ability to deliver solutions to meet the diverse needs of the Inbound Logistics' readers.

     - Logility was recognized as a top software vendor in the apparel market by Apparel magazine's inaugural Software Scorecard. Logility was ranked in the top 20 for overall performance and ROI in the 2006 Apparel Software Scorecard.

     - Logility was named by Supply & Demand Chain Executive magazine to the "Supply & Demand Chain Executive 100" for the fifth consecutive year.

    About Logility

    With more than 1,100 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point- of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority-owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2006 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404)
264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

    Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                 LOGILITY, INC.
                Consolidated Statements of Operations Information
                      (In thousands, except per share data)
                                   (Unaudited)

                                                   First Quarter Ended
                                                         July 31,
                                           -----------------------------------
                                                                        Pct
                                              2006         2005         Chg.
                                           ---------    ---------    ---------
Revenues:
   License                                 $   3,301    $   2,436           36%
   Services & other                            1,416        1,447           (2)%
   Maintenance                                 4,877        4,020           21%
      Total Revenues                           9,594        7,903           21%

Cost of Revenues:
   License                                     1,377        1,005           37%
   Services & other                              854          872           (2)%
   Maintenance                                 1,226          927           32%
      Total Cost of Revenues                   3,457        2,804           23%
Gross Margin                                   6,137        5,099           20%
Operating expenses:
   Research and development                    1,761        1,655            6%
   Less: capitalized development                (596)        (617)          (3)%
   Sales and marketing                         2,506        2,187           15%
   General and administrative                  1,142        1,028           11%
   Acquisition related amortization of
    intangibles                                   88           87            1%

      Total Operating Expenses                 4,901        4,340           13%
Operating Earnings                             1,236          759           63%
   Interest Income & Other, Net                  343          143          140%
Income Before Income Taxes                     1,579          902           75%
   Income Tax Expense                           (656)         (33)          nm
Net Earnings                               $     923    $     869            6%

Earnings per common share:
Earnings Per Common Share - Basic          $    0.07    $    0.07            0%
Earnings Per Common Share - Diluted        $    0.07    $    0.07            0%

Weighted Average Number of Common
 Shares:
      Basic                                   12,896       12,874
      Diluted                                 13,206       13,280

Reconciliation of Adjusted Net
 Earnings:
GAAP Net Earnings                          $     923    $     869
Acquisition related amortization of
 intangibles                                      88           87
Stock option expense                             100            -
Adjusted net earnings                      $   1,111    $     956           16%

Adjusted Net Earnings per Share            $    0.08    $    0.07           14%

nm- not meaningful

                                 LOGILITY, INC.
                     Consolidated Balance Sheet Information
                                 (in thousands)
                                   (Unaudited)

                                                  July 31,
                                           ---------------------
                                              2006        2005
                                           ---------   ---------
Cash and Short & Long-term
 investments                               $  28,511   $  24,399
Accounts Receivable:
   Billed                                      4,836       4,822
   Unbilled                                    1,293       1,315
Total Accounts Receivable, net                 6,129       6,137
Deferred Tax Assets - Short Term               2,571           -
Prepaids & Other Current Assets                1,819       1,527

PP&E, net                                        460         480
Capitalized Software, net                      6,248       5,996
Goodwill                                       5,809       6,103
Other Intangibles, net                         1,644       2,025
Non-current Assets                                99         380

     Total Assets                          $  53,290   $  47,047

Accounts Payable                           $     253   $     162
Other Current Liabilities                      5,633       7,074
Deferred Revenues                             10,557       9,501
      Current Liabilities                     16,443      16,737

Deferred Income Taxes - Long Term                540           -
Deferred Income Taxes - Long Term -
 Due to ASI                                    1,358           -
Shareholders' Equity                          34,949      30,310

     Total Liabilities &
      Shareholders' Equity                 $  53,290   $  47,047

SOURCE  Logility, Inc.
    -0-                             09/07/2006
    /CONTACT: Financial Information, Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/120967.html / /Web site: http://www.logility.com /
    (LGTY AMSWA)